Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-137147
October 10, 2006
Supplementing Preliminary Prospectus
dated September 29, 2006

Citizens First Corporation has circulated to potential investors in its common stock a preliminary prospectus dated September 29, 2006, which we refer to as the preliminary prospectus in this free writing prospectus. On October 10, 2006, we filed an amendment to our registration statement on Form S-B2 to correct basic and diluted earnings per share in the unaudited pro forma financial information provided in the preliminary prospectus. This free writing prospectus provides revised Pro Forma Condensed Combined Consolidated Statements of Income for the Six Months Ended June 30, 2006 and the Year Ended December 31, 2005 that supersedes those statements in the preliminary prospectus. You should read this free writing prospectus together with the preliminary prospectus.

The issuer, Citizens First Corporation, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus if you request it by calling toll-free 1-800-635-6871.

CITIZENS FIRST CORPORATION

PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
SIX MONTHS ENDED JUNE 30, 2006

		Kentucky
	Citizens	Banking			Pro Forma
	First	Centers	Adjustments		Combined
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income
Loans	$6,207	$3,266	$33	E	$9,506
Securities	249	503			752
Other	256	202			458

Total interest income	6,712	3,971	33		10,716
Interest expense
Deposits	2,153	1,568	42	G	3,763
Interest on borrowed funds	279	33	173	H	485

Total interest expense	2,432	1,601	215		4,248

Net interest income	4,280	2,370	(182)		6,468
Provision for loan losses	—	(84)		I	(84)

Net interest income after provision for loan losses	4,280	2,454	(182)		6,552
Noninterest income
Service charges on deposit accounts	365	367			732
Other noninterest income	336	192			528

Total noninterest income	701	559			1,260

Noninterest expense
Salaries and employee benefits	1,775	995			2,770
Occupancy and equipment expense	531	306	(15	)J	822
Other	1,067	786	124	K	1,977

Total noninterest expense	3,373	2,087	109		5,569

Income before income taxes	1,608	926	(291)		2,243
Provision for income taxes	581	254	(99	)L	736

Net income	1,027	672	(192	)M	1,507
Dividends declared on preferred stock	258				258

Net income available to common shareholders	$769	$672	$(192)		$1,249

Basic earnings per share	$0.82				$0.68
Diluted earnings per share	$0.67				$0.62
Weighted average shares:
Basic	939,169		900,000	N	1,839,169
Diluted	1,539,430		900,000	N	2,439,430

CITIZENS FIRST CORPORATION

PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2005

		Kentucky
	Citizens	Banking			Pro Forma
	First	Centers	Adjustments		Combined
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income
Loans	$10,499	$5,956	$65	E	$16,520
Securities	472	1,062	(15	)F	1,519
Other	103	172			275

Total interest income	11,074	7,190	50		18,314
Interest expense
Deposits	2,906	2,743	135	G	5,784
Interest on borrowed funds	447	65	282	H	794

Total interest expense	3,353	2,808	417		6,578

Net interest income	7,721	4,382	(367)		11,736
Provision for loan losses	(200)	195		I	(5)

Net interest income after provision for loan losses	7,921	4,187	(367)		11,741
Noninterest income
Service charges on deposit accounts	808	744			1,552
Other noninterest income	668	326			994

Total noninterest income	1,476	1,070			2,546

Noninterest expense
Salaries and employee benefits	3,005	1,726			4,731
Occupancy and equipment expense	801	535	(30	)J	1,306
Other	2,198	1,415	276	K	3,889

Total noninterest expense	6,004	3,676	246		9,926

Income before income taxes	3,393	1,581	(613)		4,361
Provision for income taxes	1,156	435	(208	)L	1,383

Net income	2,237	1,146	(405	)M	2,978
Dividends declared on preferred stock	520				520

Net income available to common shareholders	$1,717	$1,146	$(405)		$2,458

Basic earnings per share	$1.83				$1.34
Diluted earnings per share	$1.47				$1.23
Weighted average shares:
Basic	936,847		900,000	N	1,836,847
Diluted	1,516,586		900,000	N	2,416,586

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